CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS




We consent to the references to our firm under the captions "Financial Highlights" in the Class A, B and C Prospectus and "Investment Management and Other Services" and "Financial Statements" in the Class A, B and C Statement of Additional Information, which is incorporated by reference, and to the incorporation by reference in the Post-Effective Amendment No. 26 to Registration Statement Number 33-18516 on Form N1-A of our reports dated January 30, 1998, on the financial statements and financial highlights of Mutual Shares Fund, Mutual Qualified Fund, Mutual Beacon Fund, Mutual Discovery Fund, Mutual European Fund, and Mutual Financial Services Fund (each a portfolio of Franklin Mutual Series Fund, Inc.) included in the 1997 Annual Reports to Shareholders.



                                           /s/  Ernst & Young LLP


Boston, Massachusetts
December 23, 1998